Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (No. 333-53114 and 333-145272) of Popular, Inc. of our report dated June 27, 2008 relating to the financial statements of Popular, Inc. Puerto Rico Savings and Investment Plan, which appears in this Form 11-K.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
San Juan, PR
June 27, 2008